EXHIBIT 10.22

This Instrument Prepared by:

WILLIAM M. MITCHEM

Beggs & Lane

Post Office Box 12939

301 Commendencia St.

Pensacola, Florida 32591-2950

(850) 432-2451

Florida Bar No. 187836

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into this 12th day of June, 2007 by and between ANDREWS INSTITUTE MEDICAL PARK, LLC, a Florida not-for-profit corporation, whose property management office is located on the 1040 Gulf Breeze Parkway, Gulf Breeze, Florida 31561 (herein “Lessor”), and MIMEDX, INC., a Florida corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor owns certain office space in Gulf Breeze, Florida;

WHEREAS, Lessee desires to lease from Lessor and Lessor desires to let to Lessee a certain portion of said office space;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, Lessor and Lessee hereby agree as follows:

Section 1.	Description of Leased Area

Lessor, in exchange for the payment of rent and the performance of the promises made by Lessee in this Lease, leases to Lessee, and Lessee agrees to rent from Lessor, space as shown on the sketch attached hereto as Exhibit “A” and made a part hereof (the “Premises”), in the professional office building commonly known as the Athletic Performance Enhancement Center at Andrews Institute Medical Park (the “Building”), located at 1040 Gulf Breeze Parkway, Gulf Breeze, Florida. The Premises consist of 120 square feet of space, common known as Suite # 120 in Tower Three.

Section 2.	Term of Lease

Lessee shall have the right to occupy and use the Premises, together with the right to use in common with others the lobbies, elevators, and other public portions of the Building for a term beginning on                     , 2007 (the “Commencement Date”), and continuing for two (2) years (the “Lease Term”). If the date on which this Lease commences is not the first (1st) day of a month, then for purposes of determining the term of this Lease the month in which this Lease commences shall not be counted.

Section 3.	Amount of Rent

In exchange for Lessor’s giving Lessee the right to use and occupy the Premises for the Lease Term, Lessee promises to pay Lessor rent as set forth below:

(a) For the Lease Term, Lessee shall pay to Lessor monthly installments of $260.90 plus Florida 6.5% sales tax of $16.90, making a total monthly payment of $276.90, in advance on or before the first (1st) day of each month, at the office address of Lessor set forth above, and in addition thereto promises to pay Lessor at said address such amounts as are determined under Section 4 below.

(b) In the event the term of this Lease shall commence on a date other than the first day of the month, Lessee shall pay on the first day of the term of this Lease an amount of rent computed on a pro rata basis for the period from such day to the end of the month. The rental amount stated above does not apply to any renewal term(s). The rental during any renewal term(s) shall be based upon rates in force for the Building at that time.

(c) If any payment of rent under this Section 3, any additional rent or any other charge due from Lessee to Lessor hereunder is not received by Lessor in good funds on its due date, Lessee will pay Lessor a late charge of five percent (5%) of the amount due. The term “Rent” shall include all payments and charges made or incurred pursuant to this Section 3 and all other additional rent or any other charges due from the Lessee to the Lessor under this Lease.

Section 4.	Taxes, Insurance Premiums and Service Costs

(a) Lessor shall be responsible for payment of all real property and rental property taxes, general and specific, levied by any governmental agency or authority against the Building, including the land and improvements.

(b) Lessor shall maintain insurance on Lessor’s interest in the Premises for fire, lightning, extended coverage, vandalism, and malicious mischief. In the event that premiums charged for such insurance coverage are by reason of the use or occupancy of the Premises by the Lessee or its subtenants (if any) in excess of the premiums that would be charged for office uses of the entire Building, or in excess of the lowest premium rated business activity that could be conducted in the Premises, whichever is lower, in each case based on a single tenant occupancy, then the amount of the excess, if any, over the premiums that would have been paid except for Lessee’s and its subtenant’s (if any) use or occupancy shall increase the total rental. Lessor reserves the right at any time and from time to time to change the insurance company, and such change will not relieve Lessee of any obligations under this Section 4.

(c) Lessee shall pay all taxes imposed by Florida Statutes Section 212.031 (Sales Tax), and any amendments thereto and any tax substituted in lieu thereof, on the rent due under this Lease.

Section 5.	Use of Premises

(a) Lessee shall use the Premises for general office space and for no other use without the prior written consent of Lessor, which consent may be withheld in Lessor’s sole discretion.

(b) Lessee will not use or permit the Premises to be used for any illegal, immoral, or improper purposes, and at Lessee’s own cost and expense, Lessee will execute and comply with all laws, rules, orders, ordinances, and regulations now in force or at any time issued, applicable to the Premises or to Lessee’s occupancy thereof, by the county, state, and federal governments and each and every department, bureau, and official thereof, and with any requirements of any fire underwriters’ bureau, including without limitation, all applicable federal, state, and local laws, regulations or ordinances pertaining to air quality, hazardous materials, waste disposal, air emissions and other environmental matters, all zoning and land use matters, with the Americans with Disabilities Act of 1990 and the Florida Americans with Disabilities Accessibility Implement Act, as both may be amended from time to time (collectively “ADA”), and with any directive or occupancy certificate issued pursuant to any law by any public officer or officers insofar as any thereof relate to or affect the condition, use or occupancy of the Premises.

(c) Lessee agrees not to commit or allow to be committed any nuisance or other act against public policy, or which may disturb quiet enjoyment of any other tenant of the Building. Lessee agrees not to deface the Building in any manner or overload the floors of the Premises.

(d) Lessee agrees not to knowingly use or keep any substance or materials in or about the Premises which may impair the insurance on the Building or increase the hazard of the insurance risk or which is offensive or annoying to other tenants of the Building.

(e) Lessee agrees not to use or permit the use of the Premises to provide laboratory, radiology, physical therapy, or other such services except in connection with routine services for the exclusive use of Lessee’s own private, non-hospitalized patients. Lessee further agrees not to commercially dispense for sale drugs, prescriptions or pharmaceutical items on the Premises during the Lease Term without obtaining the written consent of Lessor. In the event the installation of any radiological or other major clinical, diagnostic or therapeutic equipment is permitted by Lessor, then the installation and maintenance of such equipment must comply with the minimum safety standards prescribed by the Board of Health of the State of Florida, and all expenses for such compliance shall be paid by Lessee.

(f) If Lessee is a medical doctor, or if Lessee is a professional corporation or a partnership whose stockholders, physician-employees or partners are medical doctors, then Lessee, or any such stockholder, physician-employee or partner must maintain in good standing his license to practice medicine in Florida, and must also maintain active or provisional active membership in good standing on the medical staff of Baptist Hospital, Inc., Pensacola, Florida, or its affiliates (“Hospital”).

(g) Lessee agrees not to perform any abortions or other procedures or actions, medical or otherwise, which are injurious to the reputation or welfare of Lessor and of its clientele. In the event that Lessor determines that Lessee is carrying on any such procedure or action, medical or otherwise, which is injurious to Lessor and its clientele, Lessor shall inform Lessee of such determination in writing. Within five (5) days (Saturdays, Sundays and legal holidays excepted) after Lessee receives notice of such determination, Lessee shall cease carrying on such procedure or action; provided, however, that if Lessee within five (5) days (Saturdays, Sundays and legal holidays excepted) after receiving notice of such determination contests the determination in writing to Lessor, Lessor shall submit the matter to a vote of the tenants of the Building. In the event that tenants who lease in excess of fifty percent (50%) of the lease space in the Building agree, by such vote, with Lessor’s determination that Lessee’s procedure or action is injurious to the reputation or welfare of Lessor or its clientele, Lessee hereby agrees that it will cease such procedure or action within five (5) days after being furnished written notice of the results of such vote; and in the event that Lessee fails to terminate such procedure or action within such five (5) days period, at the end of such period Lessor shall have the absolute power and right to immediately declare Lessee’s failure to so terminate such procedure or action as a breach of this Lease and shall have the power to immediately terminate this Lease and seek damages as provided in Section 22. The notice and opportunity to cure provisions set forth in this Section 5(g) shall be deemed to meet all notice and opportunity to cure provisions set forth in Section 22 hereof.

(h) Lessee agrees to refrain from smoking and prohibits others, including without limitation, Lessee’s invitee, licensees, patients, and guests, from smoking tobacco products, including without limitation, cigarettes, pipes, cigars and other like items, within or on the Premises, including without limitation, elevators, stairwells, halls, and other common areas within the Building.

Section 6.	Alterations, Waste, Improvements

(a) Lessee shall commit or permit no waste or injury to the Premises, and Lessee shall not make any alterations, additions or improvements to the Premises, inside or out, structural or non-structural, without the prior written consent of Lessor. Any alterations made by Lessee with Lessor’s consent shall be made at the sole expense of Lessee, with Lessor having no obligations or responsibilities whatsoever in regard thereto.

(b) All partitions, partitioned walls, alterations, additions and improvements erected or made by Lessee and installed on the Premises (except movable office furniture not attached to the Building, medical equipment which may or may not be attached, and other items such as bookcases and cabinets purchased by Lessee) shall be deemed to be part of the real estate and shall remain upon and be surrendered with the Premises upon the termination of this Lease. Lessee shall fully repair damage of any kind or character occasioned by the removal of any fixtures or equipment and shall leave the Premises and Building in a good, clean, sanitary and tenantable condition.

Section 7.	Quiet Enjoyment

Lessor hereby covenants with Lessee that upon the performance by Lessee of the agreements herein set forth, Lessee may quietly hold and occupy the Premises without any interruption by Lessor or persons claiming through or under Lessor.

Section 8.	Right to Entry

Lessee shall permit Lessor and Lessor’s representatives and independent contractors at any time during usual business hours (or after hours if reasonably deemed necessary by Lessor) and without interfering with Lessee’s business operations to enter the Premises for the purpose of inspecting same, making repairs, removing alterations and additions not in conformity with this Lease, and exhibiting the property for sale, lease, appraisal, or mortgage.

Section 9.	Services

(a) Lessor agrees to provide 110-volt electrical service for lighting and standard light duty office machines, hot and cold potable water, heat, refrigerated air conditioning, window cleaning, janitorial service (including the proper disposal of biohazardous                      bag® waste), elevator service, building maintenance service, and security service. Lessee agrees not to use any electricity other than as provided immediately above, unless Lessee shall first have obtained the written consent of Lessor. Any extra electricity required by Lessee shall be at its sole expense, as provided in paragraph (b) immediately below. Lessee agrees not to connect to or alter any utilities or equipment provided by Lessor without the written consent of Lessor.

(b) If, at Lessee’s request, Lessor furnishes Lessee with services or utilities beyond those described in paragraph (a) immediately above, Lessee shall pay Lessor for such additional services, at rates commensurate with charges paid by Lessor therefor, within ten (10) days after receipt of a statement from Lessor for such services. If Lessee shall use electrical current other than that described in said paragraph (a) without Lessor’s prior consent, Lessee shall within ten (10) days after receipt of a statement from Lessor pay Lessor for all charges for such electrical current. Lessee shall pay for installation of a “check meter” on the Premises to ascertain its consumption of electricity if Lessor so requests, and will pay, at Lessor’s cost, the difference between charges for the consumption shown thereon and charges that would be attributable to the Premises if Lessee had used electricity only as provided in paragraph (a) above in this Section 9.

(c) Lessor reserves the right to temporarily discontinue the furnishing of heating, air conditioning, elevator, lighting and water services, or any of them, at such times and for such period as may be necessary by reason of accidents, repairs, alterations or improvements. During such time period, Lessor shall not be liable for any loss or damages on account of the discontinuance of services for any of the reasons or circumstances discussed above, and no such disruption shall cause an abatement of rent or operate to release Lessee from any of its obligations under this Lease. However, Lessor shall attempt to commence correction of any disruption of services within eight (8) hours of the time that it first has notice of such disruption. Further, if such interruption does not allow Lessee to use the Premises for the purposes for which it was leased hereunder and such interruption lasts for a period of more than three (3) business days, being days during which Lessee maintains office hours, the rent shall thereafter abate until the interrupted service is restored. If such interruption constitutes only an inconvenience to, but allows Lessee’s use of the Premises and continues for more than ten (10) business days, the rent shall thereafter abate until the interrupted service causing the inconvenience is restored. If such interruption continues for more than thirty (30) days from the date that Lessor first has notice of the interruption, then at the end of such thirty (30) day period Lessee shall have the right to terminate this Lease. Notwithstanding the provisions set forth above in Section 9(c), however, in any situation where Lessor is unable to supply any of the services referred to above by reason of force majeure, as defined in Section 12 below, this Lease may not be terminated for such interruption as long as Lessor is making its reasonable efforts to restore service and is unable to do so through no fault of its own. The provisions of this Section 9(c) shall not apply in any situation where either Section 16 or Section 17 hereof is applicable.

Section 10.	[RESERVED]

Section 11.	Repairs

(a) Throughout the term of this Lease, Lessor shall maintain in a good state of repair the plumbing, electrical wiring, exterior doors, exterior windows, and exterior walls of the Premises, and the elevators and common areas, roof and structural portions of the Building.

(b) Throughout the term of this Lease, Lessee shall maintain in good repair the interior walls, interior doors, casework cabinets, ceiling and floor of the Premises, including all interior wall coverings, ceiling coverings, carpets, and other decorations, unless the said walls, ceilings and floor of the Premises are damages as a result of a cause external to the Premises, e.g., the bursting of water pipes in the Building. Lessor shall maintain in good repair all portions of the Premises not required to be maintained in good repair by Lessee. In the event that the cost of any repairs required to be made by Lessee is paid by proceeds of Lessor’s insurance, then Lessor shall make such proceeds available to Lessee to the extent required for such repairs.

(c) Any repairs required to be made by Lessor that result in any disruption of services, as discussed in Section 9 above, shall be cured by Lessor under the provisions of Section 9(c). In the case of any repairs required to be made by Lessor that do not result in a disruption of services, and in the case of any repairs required to be made by Lessee, the party required to make the repairs shall attempt to commence work on such repairs within five (5) days after receiving written notice of the needed repairs from the other party, and once commenced, said work shall be continued and completed within reasonable dispatch provided that the party responsible for the repairs shall not be liable for failure to complete such repairs by reason of a force majeure.

Section 12.	Force Majeure

The term “force majeure” as used in this Lease shall include acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, riots, acts of armed forces, epidemics, delays by carriers, inability to obtain materials, acts of public authorities, and any other causes, whether or not enumerated in this Section 12, which causes are beyond the control of the party required to perform.

Section 13.	Rules and Regulations

Lessee shall comply with reasonable rules and regulations for the Building which may be adopted by Lessor from time to time. A failure by Lessee to comply with the rules and regulations shall be an event of default under this Lease.

Section 14.	Liability, Indemnity and Insurance

(a) Lessee agrees to indemnify and save Lessor harmless from any carelessness, negligence, or improper conduct on the party of Lessee or Lessee’s employees, subtenants (if any), or agents, on, in, or about the Premises or in the halls or other common areas of the Building. Lessor shall not be liable for any damages, loss, or injury to the person, property, or effects of Lessee or any other person, suffered on, in, or about the Premises by reason of the acts of other tenants. The rent due hereunder shall not be diminished or withheld by reason or on account of any loss or damages described above in this paragraph (a).

(b) Throughout the term of this Lease, Lessee, at its sole cost and expense, and for the mutual benefit of Lessor and Lessee, shall procure, carry, and maintain general public liability insurance or personal injury and property damage to protect both Lessor and Lessee against damage, costs and attorneys’ fees arising out of accidents of any kind occurring on or about the Premises. Said liability insurance shall be written by a company or companies acceptable to Lessor and shall have liability limits of not less than $500,000.00 for the injury or death of one person, $1,000,000.00 for the injury or death of more than one person, and $100,000.00 for property damage, or else a combined single limit liability coverage in the amount of not less than $1,000,000.00. A certificate showing such insurance in force shall be delivered to Lessor prior to commencement of the Lease Term. Such certificates shall be maintained with Lessor throughout the term of this Lease.

(c) Lessor shall carry fire and casualty insurance on the Premises and the Building. Lessee agrees, however, that Lessor shall not be responsible for any damage to Lessee’s stock in trade, furniture, equipment, contents or other removable items situated in the Premises, and shall not be required to carry insurance to cover any such items. Lessee acknowledges that he has been specifically advised by Lessor to carry fire and casualty insurance with extended coverage endorsement (including endorsement against vandalism and malicious mischief to cover Lessee’s contents situated on the Premises). It is understood that Lessee will look solely to its insurer for reimbursement for any property damages caused by fire or other casualty.

Section 15.	Liens

Lessee shall have no authority to create liens for labor or material on or against Lessor’s interest in the Building or Premises. Lessee agrees to notify any materialman, supplier, contractor, mechanic or laborer involved with work on the Premises at Lessee’s request that he must look only to Lessee for payment and that Lessee has no authority whatsoever to bind Lessor or Lessor’s property interests. All materialmen, suppliers, contractors, mechanics and laborers may be put on notice of this Section by the recordation, at Lessor’s option, of a memorandum of this Lease in the Santa Rosa County Public Records, and Lessee shall execute and acknowledge such a memorandum if requested.

Section 16.	Damage by Fire or Other Casualty

If the premises or a portion thereof is rendered untenantable by reason of fire or other casualty loss, the rent or a just portion thereof shall abate while the Premises are untenantable, to the extent Lessee is not reimbursed by rent insurance. The Lessor in such case shall have the option either to continue this Lease in effect, in which event the Lessor shall cause the Premises to be repaired within three (3) months after the date of the loss, subject to any delay caused by any force majeure affecting the work, or Lessor may cancel this Lease as of the date of the loss. Lessor shall notify Lessee in writing within thirty (30) days after a loss as to which option Lessor elects. If the Premises are not fully restored within ninety (90) days, subject to any delay caused by any force majeure affecting the work, Lessee shall have the right to terminate this Lease.

Section 17.	Eminent Domain

(a) In the event that the Premises or any part thereof are taken for any public or quasi-public use by condemnation or by right of eminent domain, or purchase in avoidance or settlement of a condemnation or eminent domain proceeding, Lessor and Lessee agree as follows:

(1) If all of the Premises or such part of the Building in which the Premises are situated are taken so as to render the Premises unsuitable for the business of the Lessee, then this Lease shall be canceled, and rent shall abate as of the date of taking.

(2) In the event of a partial taking that substantially impacts Lessee’s use of the Premises, a fair and just proportion of the rent shall abate as of the date of taking. Either Lessor or Lessee may cancel this Lease, by written notice to the other, in the event of such a partial taking. If both the Lessor and Lessee continue the Lease, Lessor shall repair the Premises remaining after the taking, and the rent shall continue at the aforementioned reduced rate.

(3) Lessor shall be entitled to receive all such sums as may be awarded by the court, except sums paid to satisfy any claims for specific business losses made by Lessee.

Section 18.	Subordination

This Lease shall automatically be subordinate to any mortgage presently existing or hereafter made on the Building (including the land and/or the improvements thereon) and to any renewal, extension, or replacement of said mortgage lien. Lessee covenants to execute any agreement requested by any mortgagee to evidence the agreements of this Section. Lessee further covenants to execute such certificates and otherwise provide such assurances regarding this Lease as Lessor shall reasonably request in connection with any mortgage; provided, however, that Lessee shall be bound by this covenant only if all of the provisions of any such certificate or assurance are true and accurate.

Section 19.	Assignment and Subletting

Lessee shall not sublet the Premises or any part thereof and/or assign any interest in this Lease (whether by sale of assets, merger, consolidation, or otherwise, or by sale or disposition of control or beneficial ownership of Lease if Lessee is a corporation, partnership, limited liability company, professional association, or some other entity) and/or mortgage or encumber the Premises without first having obtained the prior written consent of Lessor, which consent may be withheld by Lessor in its sole discretion, and any such sublease or assignment of mortgage or encumbrance shall be void and, at the option of Lessor, shall terminate this Lease.

Section 20.	Insolvency or Bankruptcy

(a) Any assignment by Lessee for the benefit of creditors or by operation of law shall not be effective to transfer any rights under this Lease to the assignee, without the prior written consent of Lessor.

(b) If at any time during the term of this Lease there shall be filed by or against Lessee in any court, pursuant to any statute either of the United States or any state, a petition in bankruptcy or insolvency or for reorganization or for appointment of a receiver or trustee of all or a portion of Lessee’s property, or if Lessee makes an assignment for the benefit of creditors, then Lessee shall be deemed to have breached this Lease. In such an event, Lessor shall have the option to cancel and terminate this Lease with or without notice. If Lessor exercises its option to cancel and terminate this Lease, neither Lessee nor any person claiming through or under Lessee shall be entitled to possession or to remain in possession of the Premises but shall forthwith quit and surrender the Premises.

Section 21.	[RESERVED]

Section 22.	Termination Due to Default or Breach

(a) If Lessee shall (i) fail to pay any part of the rent or any other sum required to be paid to Lessor pursuant to the terms of this Lease, or if Lessee (ii) breaks any of its promises or fails to perform any of its obligations under this Lease, or if Lessee (iii) shall abandon the Premises for a period of thirty (30) or more days, Lessor shall serve Lessee with a written notice specifying the nature of the default and giving Lessee thirty (30) days in which to correct or remedy any default, or if the default is nonmonetary and of a nature which cannot be completely cured or remedied within thirty (30) days, giving the Lessee thirty (30) days to commence curing such default and staying termination as long as Lessee shall diligently pursue the curing of the default and shall cure the default within a reasonable period of time. In the event Lessee has not cured the default within the thirty-day period, or diligently commenced action to remedy such default in the case of a default that is nonmonetary and of a nature that cannot be completely cured or remedied within thirty days, Lessor may cancel this Lease by mailing a written notice of cancellation to expire upon the date fixed in the notice of cancellation to Lessee, and this Lease and the terms hereunder shall end and expire upon the date fixed in the notice of cancellation. Lessee shall vacate and surrender the Premises to Lessor on or before the cancellation date, without further notice or demand. Lessee shall remain liable after cancellation and termination for the payment of any past due rent or any amounts which may be due or become due pursuant to the terms of this Lease.

(b) If Lessee fails to vacate the Premises after receiving notice of cancellation, or if Lessee shall abandon or vacate the Premises before the end of the term of this Lease, then Lessor shall have the right to re-enter and repossess itself of the Premises without further notice or demand and with or without legal proceedings using such action or means as may be necessary to secure possession and to remove therefrom any personal property belonging to Lessee, all without prejudice to any claim for rent and without being guilty of any manner of trespass or forcible entry or detainer or incurring any other liability.

(c) In the event of cancellation or termination based upon default by Lessee, Lessee shall remain liable for the monthly rent reserved in this Lease under Sections 3 and 4 above, and Lessor shall have the power and right to declare and to accelerate the entire amount of rent provided for in Sections 3 and 4 above immediately due and payable without notice and demand to Lessee. Lessee shall also be liable for the reasonable cost of obtaining possession of and reletting the Premises and of any repairs and alternations necessary to prepare the Premises for reletting. Lessor shall make reasonable efforts to relet the Premises. If Lessor does relet the Premises, Lessee shall continue to be liable and shall pay Lessor as liquidated damages for the failure of Lessee to observe and perform Lessee’s promises and obligations under this Lease, the difference between the rents and additional rents due from Lessee under this Lease and the net amount, if any, of the rents collected as a result of the reletting of the Premises for each month for the period which would otherwise have constituted the balance of the term of this Lease. The failure of Lessor to relet the Premises or any part or parts thereof shall not release or affect Lessee’s liability for damages. Rentals received by Lessor from any such reletting shall be applied first to the payment of any indebtedness, other than rent, due hereunder from Lessee to Lessor, second to the payment of any costs of such reletting, third to the payment of the costs of any alterations and repairs to the Premises and fourth to the payment of rent due and unpaid hereunder. The re-entry, taking of possession, alteration or repair of the Premises by Lessor shall not be construed nor operate to release Lessee from liability as set forth herein.

(d) If Lessor breaks any of its promises or fails to perform any of its obligations required under this Lease, and this Lease does not give Lessee a remedy, the provisions of this Section 22(d) shall apply to the default by Lessor. Upon any such breach of promise or failure to perform by Lessor, Lessee shall serve Lessor with a written notice specifying the nature of the default and giving Lessor thirty (30) days in which to correct or remedy the default, or if the default is nonmonetary and of a nature which cannot be completely cured or remedied within thirty (30) days, giving Lessor thirty (30) days to commence curing such default and staying termination as long as Lessor shall diligently pursue the curing of the default and shall cure the default within a reasonable period of time. In the event the Lessor has not cured the default within the thirty (30) day period, or diligently commenced action to remedy such default in the case of a nonmonetary and of a nature that cannot be completely cured or remedied within thirty (30) days, Lessee may cancel this Lease by mailing a written notice of cancellation to expire upon the date fixed in the notice of cancellation to Lessor, and this Lease and the terms hereunder shall end and expire upon the date fixed in the notice of cancellation. In such event, Lessee shall vacate and surrender the Premises to Lessor on or before the cancellation date, without further notice or demand. Lessee shall remain liable after cancellation and termination for the payment of any rent or other amounts that were past due and owing at the time of such cancellation and termination.

(e) In the event of a breach by either party of any of its promises or obligations under this Lease, the other party shall have the right to seek injunctive relief and the right to invoke any remedy allowed by law or equity. A party seeking any particular remedy shall not preclude such party from any other remedy available to it, either in law or in equity. The foregoing remedies and rights of each party are cumulative. If either party shall require an attorney to enforce its rights or obligations hereunder, it shall be entitled to receive from the other party reasonable attorneys’ fees incurred in procuring its rights hereunder.

Section 23.	Fixtures and Personal Property

Lessee shall have the right to install office furniture and fixtures and machinery and equipment necessary or convenient to the use permitted under Section 5, all of which shall remain the property of Lessee, but if any damage results to the Premises by reason of installation or removal of such office furniture, office fixtures and machinery and equipment, Lessee shall repair the same at its own expense prior to the expiration of the Lease Term and immediately upon quitting the Premises. Attached hereto as Exhibit “B” is a list of the fixtures and improvements that Lessee intends will be installed on the Premises but which may be removed from the Premises by Lessee at the expiration of the Lease Term. When Lessee installs additional fixtures or improvements on the Premises which Lessee may remove at the expiration of the Lease Term notwithstanding the fact that such fixtures or improvements are attached to the Premises, Lessee shall notify Lessor in writing at the time that such fixtures or improvements are attached to the Premises, and Lessor shall thereupon list the item or items on the attached Exhibit “B.” The attached list does not include furniture, furnishings and equipment owned by Lessee which may be removed at the expiration of the Lease Term without damage to the Premises.

All personal property and fixtures placed or moved on the Premises shall be at risk of Lessee or the owner of said property, and Lessor shall not be liable to Lessee for any damage to said property, or for any damage arising from the bursting of or leaking of water pipes or from any act of negligence of any co-tenant or other occupants of the Building, or of any other person whomsoever.

In the event that Lessor consents as required under Section 6 to any alterations, additions, and improvements to the Premises, then all such alterations, additions, and improvements shall immediately become and remain part of the Building and the property of the Lessor; provided, however, that as a condition to granting its consent as required under Section 6, Lessor may require that, upon the vacating of the Premises by Lessee, any such alterations, additions, and improvements shall be removed by Lessee and the Premises restored.

Section 24.	Transfer of Lessor’s Interest

In the event that the interest or estate of Lessor in the Premises shall terminate by sale, lease, or other voluntary transfer of the Premises, then in such event, Lessor shall be released and relieved of all liability and responsibility as to obligations to be performed by Lessor hereunder or otherwise implied. Lessor agrees, however, that as a condition to any such transfer, Lessor shall require that its successor in interest shall become liable to Lessee in respect to all obligations of Lessor under this Lease. It is specifically understood and agreed that there shall be no personal liability of Lessor or any individual director, officer, or shareholder thereof with respect to any of the covenants or conditions of this Lease and the Lessee shall look solely to the Lessor’s equity in the fee simple interest in the Premises for the satisfaction of the remedies of the Lessee in the event of a breach by the Lessor of any of the terms of the Lease to be performed by Lessor.

Section 25.	Waiver of Subrogation

Lessor and Lessee each waive any claim against the other for property damage to the extent that such claim is covered by valid and collectible insurance carried for the benefit of the party entitled to make such claims and provided that the insurer pays such claim and provided further that this waiver shall not apply if the policy of such insurance would be invalidated by the operation of said waiver.

Section 26.	Surrender of Possession

Lessee agrees to vacate and surrender to Lessor possession of the Premises at the expiration or termination of this Lease, by lapse of time or otherwise, in as good a condition as when Lessee occupied the same at the commencement of the Lease Term, excepting only ordinary wear and tear and decay, or damage by the elements (occurring without the fault of Lessee or other persons permitted by Lessee to occupy or enter the Premises or any part hereof) or by act of God.

Section 27.	Demands and Other Instruments

All notices, demands, requests, consents and other instruments required or permitted to be given pursuant to the term of this Lease shall be in writing and shall be deemed to have been properly given (i) upon personal delivery, (ii) upon deposit in the United States Mail, if sent by first class, registered or certified United States Mail, return receipt requested, or (iii) forwarded by a nationally recognized overnight courier service, addressed to each party hereto at:

Lessor:	Andrews Institute Medical Park, LLC Attn: Joe Story 1040 Gulf Breeze Parkway Gulf Breeze, Florida 32561

copy to:	J. Nixon Daniel, III Beggs & Lane P.O. Box 12950 Pensacola, Florida 32519-2590

Lessee:	MiMedx, Inc. 1234 Airport Road Suite 105 Destin, Florida 32541

or at such other address in the United States as Lessor or Lessee may from time to time designate in writing and deliver to the other party.

Section 28.	Attorneys’ Fees

In the event that one party to this Lease fails to comply with and abide by any of the stipulations, agreements, covenants, and conditions of this Lease, such party shall pay all and singular the costs, charges, and expenses, including attorneys’ fees (including those in connection with any appeal) reasonably incurred or paid at any time by the other party to this Lease because of such failure to comply.

Section 29.	Severability

If under present or future laws effective during the term of this Lease any clause or provision of this Lease is invalid or unenforceable, it is the intent of the parties that the remaining provisions of this Lease shall not be affected thereby. The captions of the paragraphs are added as a matter of convenience only and shall not be considered in construing any provision of this Lease. The words, “Lessor” and “Lessee,” and the words, “it” or “its,” used with reference to the Lessor and Lessee, shall apply to individuals (male or female), partnerships, firms, associations and corporations, whichever is appropriate.

Section 30.	Amendment or Modification

Lessee acknowledges and agrees that it has not relied upon any statement, representation or agreement made by Lessor or any of its agents or representatives except as are expressed in this written agreement and that no amendment, modification or extension of this Lease shall be valid or binding unless expressed in writing and executed by the parties hereto in the same manner as the execution of this Lease.

Section 31.	Successors

All terms, conditions and agreements to be kept and performed by the parties hereto shall be applicable to and binding upon their respective heirs, personal representatives, successors and assigns.

Section 32.	Statutorily Mandated Notification

As required by F.S. 404.056(8), Lessor notifies Lessee as follows: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

Section 33.	Hazardous Materials

Lessee shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Premises or the Building by Lessee, its agents, principals, employees, assigns, sublessees, contractors, consultants or invitees without the prior written consent of Lessor, which consent may be withheld for any reason whatsoever or for no reason at all. If Lessee breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Premises or around the Building caused or permitted by Lessee (or the aforesaid others) results in (a) any contamination of the Premises, the Building, the surrounding area(s), the soil or surface or ground water or (b) loss or damage to person(s) or property, or if contamination of the Premises or the Building or the surrounding area(s) by Hazardous Material otherwise occurs for which Lessee is legally or factually liable or responsible to Lessor (or any party claiming by, through or under Lessor) for damages, losses, costs or expenses resulting therefrom, then Lessee shall fully and completely indemnify, defend and hold harmless Lessor (or any party claiming by, through or under Lessor) from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses [including, without limitation: (i) diminution in the value of the Premises and/or the Building and/or the land on which the Building is located and/or any adjoining area(s) which Lessor owns or in which it holds a property interest; (ii) damages for the loss or restriction on use of rentable or usable space in any amenity of the Premises, the Building or the land on which the Building is located; (iii) damages arising from any adverse impact on marketing of space; and (iv) any sums paid in settlement of claims, reasonable attorneys’ and paralegals’ fees (whether incurred in court, out of court, on appeal or in bankruptcy or administrative proceedings) consultants fees and expert fees] which arise during or after the Term of this Lease, as may be extended, as a consequence of such contamination. This indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises or the Building.

Without limiting the foregoing, if the presence of any Hazardous Material on, under or about the Premises, the Building or the surrounding area(s) caused or permitted by Lessee (or the aforesaid others) results in (a) any contamination of the Premises, the Building, the surrounding area(s), the soil or surface or ground water or (b) loss or damage to person(s) or property, then Lessee shall immediately notify Lessor of any contamination, claim of contamination, loss or damage and, after consultation and approval by Lessor, take all actions at Lessee’s sole expense as are necessary or appropriate to return the Premises, the Building, the surrounding area(s) and the soil or surface or ground water to the condition existing prior to the introduction of any such Hazardous Material thereto, such that the contaminated areas are brought into full compliance with all applicable statutory regulations and standards. The foregoing obligations and responsibilities of Lessee shall survive the expiration or earlier termination of this Lease.

As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes that are or become regulated under any applicable local, state or federal law. “Hazardous Material” includes any and all material or substances which are defined as “hazardous waste,” “extremely hazardous waste” or a “hazardous substance” pursuant to local, state or federal governmental law. “Hazardous substance” includes, but is not restricted to, asbestos, polychlorobiphenyls (“PCB’s”), petroleum, any and all material or substances which are classified as “biohazardous” or “biological waste” (as such terms are defined by Florida Administrative Code (“F.A.C.”) Chapter 17-712, as amended from time to time), and extremely “hazardous waste” or “hazardous substance” pursuant to federal, state or local governmental law.

Lessor and its agents shall have the right, but not the duty, to inspect the Premises at any time to determine whether Lessee is complying with the terms of this Lease. If Lessee is not in compliance with this Lease, Lessor shall have the right to immediately enter upon the Premises to remedy any contamination caused by Lessee’s failure to comply, notwithstanding any other provision of this Lease. Lessor shall use its best efforts to minimize interference with Lessee’s business, but shall not be liable for any interference caused thereby.

Section 34. Headings. The headings to the various sections of this Lease have been inserted for purposes of reference only shall not limit or define the express terms and provisions of this Lease.

Section 35. Counterparts. This Lease may be executed in any number of counterparts, each of which is an original, but all of which shall constitute one instrument.

Section 36. Applicable Law. This Lease shall be construed under and enforced in accordance with the laws of the State of Florida.

Section 37. All Genders and Numbers Included. Whenever the singular or plural number, or masculine, feminine or neuter gender is used in this Lease, it shall equally apply to, extend to and include the other.

Section 38. Time of the Essence. It is specifically agreed that the timely payment of each and every installment of rent and performance of each and every one of the terms, covenants and conditions hereof is of the essence of this Lease.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first above written.

LESSOR:

ANDREWS INSTITUTE MEDICAL PARK, LLC, a Florida not-for-profit corporation

	By:	/s/
Witness:

	Its:	President
Witness:

LESSEE:

MIMEDX, INC., a Florida corporation

/s/	By:	/s/ Steve Gorlin
Witness:

/s/	Its:	Chairman
Witness:

EXHIBIT “A”

SKETCH OF LEASED PREMISES

EXHIBIT “B”

LIST OF FIXTURES AND IMPROVEMENTS THAT ARE OWED BY LESSEE

NONE